EXHIBIT 23D5

December 29, 2009

Mr. Mark Swanson

Treasurer and Principal Financial Officer

SSgA Funds

909 A Street

Tacoma, WA  98402

RE:                              SSgA Funds Waiver and Reimbursement Agreement

Dear Mark:

SSgA Funds Management, Inc. (“SFM”), as advisor to the SSgA Funds (the “Funds”), agrees until December 31, 2010 to (i) waive up to the full amount of the advisory fee payable by a Fund, and (ii) after giving effect to any contractual undertaking by State Street Global Markets, LLC to waive the Rule 12b-1 distribution or service fee otherwise payable out of the assets of a class of shares of the Fund, to reimburse that class of shares for all expenses, in each case to reduce the total expenses of such class of shares (exclusive of non-recurring account fees and extraordinary expenses and as measured on an annualized basis) to the level of the expense limitation for the class stated below:

SSgA Fund Name	Expense Limitation	Expiration Date
Bond Market	All expenses in excess of .50%	December 31, 2010
Bond Market Class R	All expenses in excess of 1.00%	December 31, 2010
Core Edge Equity Fund	All expenses in excess of 1.60%(1)	December 31, 2010
Directional Core Equity	All expenses in excess of 1.60%(2)	December 31, 2010
Emerging Markets	All expenses in excess of 1.25%	December 31, 2010
Enhanced Small Cap	All expenses in excess of .75%	December 31, 2010
High Yield Bond	All expenses in excess of .75%	December 31, 2010
IAM SHARES	All expenses in excess of .65%	December 31, 2010
Intermediate Fund	All expenses in excess of .60%	December 31, 2010
International Stock Selection	All expenses in excess of 1.00%	December 31, 2010
International Stock Selection Class R	All expenses in excess of 1.60%	December 31, 2010
Life Solutions Balanced	All expenses in excess of .45%	December 31, 2010
Life Solutions Growth	All expenses in excess of .45%	December 31, 2010
Life Solutions Income and Growth	All expenses in excess of .45%	December 31, 2010
Money Market	All expenses in excess of .40%	December 31, 2010
Prime Money Market	All expenses in excess of .20%	December 31, 2010
S&P 500 Index	All expenses in excess of .18%	December 31, 2010
Small Cap Class R	All expenses in excess of 1.60%	December 31, 2010
Tuckerman Active REIT	All expenses in excess of 1.00%	December 31, 2010
US Treasury Money Market	All expenses in excess of .20%	December 31, 2010

(1) Exclusive of nonrecurring account fees, extraordinary expenses, AND interest on securities sold short.

(2) Exclusive of nonrecurring account fees, extraordinary expenses, AND interest on securities sold short.

In addition, SFM agrees to the following management fee waivers on an annual basis for certain Funds in the amounts and for the expiration dates shown in the table below.

SSgA Fund Name	Management Fee Waiver	Expiration Date
Prime Money Market	.05% of .15% management fee	December 31, 2010
US Treasury Money Market	.05% of .15% management fee	December 31, 2010

Prior to December 31, 2010, this agreement may not be terminated with respect to a class of shares of a Fund without the approval of the Board of Trustees. This agreement supersedes any prior voluntary waiver or reimbursement arrangements for the Funds specifically named above and may, at SFM’s option, continue after the dates designated above.

If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

SSgA FUNDS MANAGEMENT, INC.

By:
/s/ James E. Ross, Senior Managing Director and President

Accepted and Agreed:

SSgA Funds, on behalf of the portfolios named above

By:
/s/ Mark E. Swanson
Treasurer and Principal Financial Officer